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                                                                   EXHIBIT 3.2.5




                       CERTIFICATE OF ASSISTANT SECRETARY
                             RE: AMENDMENT OF BYLAWS


I, the undersigned, hereby certify that:

        1. I am duly elected and acting Assistant Secretary of Drexler Technology Corporation, a Delaware corporation (the "Corporation").

        2. Section 3.2 of the Bylaws of the Corporation was amended by resolution adopted by the Board of Directors at a meeting duly held March 5, 1998, to increase the authorized number of directors from three (3) to four (4), as follows:

                      3.2 Number and Qualification of Directors. The authorized
               number of directors shall be four (4), unless and until changed by a proper amendment to this Section 3.2. A reduction in the authorized number of directors shall not remove any director prior to the expiration of such director's term of office. Directors need not be stockholders of the corporation.


Dated Effective:  March 5, 1998



                                               /s/ STEVEN G. LARSON
                                               ---------------------------------
                                               Steven G. Larson